Exhibit 99.1

FOR IMMEDIATE RELEASE

Syniverse Closes Senior Secured Credit Facilities

TAMPA, Fla. – August 10, 2007 – Syniverse Technologies (NYSE:SVR), a leading provider of technology and business solutions for the global mobile telecommunications industry, announced that it has entered into a $464 million amended and restated credit agreement.

The agreement provides for a term loan of $112 million in aggregate principal amount, a delayed draw term loan of $160 million in aggregate principal, a Euro-denominated delayed draw term loan facility of the equivalent of $130 million, a revolving credit line of $42 million, a Euro-denominated revolving credit line of the equivalent of $20 million and a multi-currency letter of credit commitment of $15 million.

Syniverse used $112 million of the total amount borrowed under the senior credit facility plus available cash on hand to repay its previous senior credit facility and to pay related transaction fees and expenses. The delayed draw term loans are intended to fund the proposed acquisition of the wireless clearing and financial settlement business of Billing Services Group, including the refinancing of existing debt of Billing Services Group, and to pay related transaction fees and expenses.

Lehman Brothers Inc. and Deutsche Bank Securities Inc. acted as joint lead arrangers and joint book-running managers for the deal. Bear Stearns Corporate Lending Inc. and LaSalle Bank National Association acted as co-documentation agents.

About Syniverse

Syniverse Technologies (NYSE:SVR) makes it possible for over 350 communications companies in more than 50 countries to address market changes and demands as they deliver everything from voice calls to sophisticated data and video services. By ensuring that disparate technologies and standards interoperate, Syniverse allows operators to provide seamless, interactive mobile services to their subscribers wherever and whenever they need them. Celebrating its 20th anniversary in 2007, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. Actual results could differ materially from our current expectations as a result of many factors, including: unpredictable quarterly fluctuations in our business; the effects of competition or consumer and merchant use of our service; any adverse changes in our agreements with our listings providers; the impact of international expansion efforts on our business; changes in our tax status; risks or uncertainties inherent in or related to the integration of the business we

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com

Syniverse secured credit facilities - 2

proposed to acquire (including unanticipated operating costs and business disruptions following the proposed transaction); our ability to secure financing for the proposed acquisition; the timing or impact of any regulatory or governmental approvals; satisfaction of the various closing conditions set forth in the share purchase agreement for the proposed acquisition, and the timing of the closing of the proposed acquisition. These and other risks and uncertainties associated with our business are described in our filings with the Securities and Exchange Commission.

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For more information:

Investor relations contact

Jim Huseby, Syniverse Technologies

jim.huseby@syniverse.com

+1 (813) 637-5000

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com